Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicole christian
(650) 849-1649

Essex Announces First Quarter 2008 Earnings Results
Recurring funds from operations increased 10.1% for the first quarter

Palo Alto, California—April 30, 2008—Essex Property Trust, Inc. (NYSE:ESS) announces its first quarter 2008 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended March 31, 2008, totaled $45.9 million, or $1.67 per diluted share, compared to $45.4 million, or $1.70 per diluted share for the quarter ended March 31, 2007.

The Company’s FFO, excluding non-recurring items, increased 10.1% per diluted share or $4.5 million for the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007. A reconciliation of FFO for non-recurring items can be found on page S-3 in the Company’s Financial Supplemental Information package. The following non-recurring items impacted the Company’s first quarter results for 2008 and 2007:

•	In 2008, the Company received $7.5 million and recognized $6.3 million of preferred income from the repayment of its preferred interest in the Waterstone at Fremont Apartments.

•
In 2007, the Company received approximately $33.9 million for its share of proceeds from the sale of City Heights Apartments, resulting in a gain on sale of $13.7 million (not included in FFO), and $10.3 million in fee income (resulting in $10.1 million of FFO).

•	In 2007, gains related to the sale of 13 condominium units at Peregrine Point generated FFO of $0.3 million.

Net income available to common stockholders for the quarter ended March 31, 2008 totaled $15.7 million, or $0.63 per diluted share, compared to net income available to common stockholders of $35.3 million, or $1.46 per diluted share, for the quarter ended March 31, 2007.

SAME-PROPERTY OPERATIONS

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the quarter ended March 31, 2008, compared to the quarter ended March 31, 2007:

	Q1 2008 compared to Q1 2007
	Revenues	Expenses	NOI
Southern California	2.3%	3.6%	1.8%
Northern California	11.8%	5.8%	14.8%
Seattle Metro	9.7%	5.6%	11.8%
Same-property average	5.7%	4.4%	6.4%

925 East Meadow Drive Palo Alto California 94313 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

The table below illustrates the sequential percentage change in same-property revenues, expenses, and NOI for the quarter ended March 31, 2008 versus the quarter ended December 31, 2007:

	Q1 2008 compared to Q4 2007
	Revenues	Expenses	NOI
Southern California	0.2%	-0.3%	0.4%
Northern California	1.5%	-5.3%	5.0%
Seattle Metro	1.1%	2.0%	0.7%
Same-property average	0.6%	-3.1%	2.5%

Same-property financial occupancies for the quarters ended are as follows:

	3/31/08	12/31/07	3/31/07
Southern California	95.1%	95.5%	95.5%
Northern California	97.1%	97.3%	95.3%
Seattle Metro	97.0%	96.5%	95.7%
Same-property average	95.9%	96.1%	95.5%

ACQUISITIONS/DISPOSITIONS

During January 2008, the Company received $7.5 million from a related party and recognized preferred income of $6.3 million from the repayment of its preferred interest in Waterstone at Fremont, a 526-unit community located in Fremont, California.

DEVELOPMENT

In the first quarter, the Company had 16 projects in various stages of development totaling approximately 3,110 units. The development pipeline totaled approximately $958 million with $338 million spent as of March 31, 2008.

Construction is near completion at Eastlake 2851 in Seattle, Washington, a community owned by the Essex Apartment Value Fund II, L.P. (“Fund II”).  During the first quarter pre-leasing activities commenced and initial occupancy began in April 2008.  Currently, the community has leased or pre-leased approximately 62 of the 127 units.

At The Grand, a 238-unit community located in the Lake Merritt area of Oakland, California, the 22-story high rise has been topped out, and a third of the exterior skin and windows are in place with interior improvements currently underway. The Grand is scheduled to open in January of 2009 and pre-leasing will commence in the fourth quarter of 2008.

In April 2008, the Company purchased approximately 7.1 acres of land in Sunnyvale, California for the Tasman Place project.  Tasman Place will consist of approximately 284 residential units and 48,300 square feet of retail space spread out over 3 five-story buildings. The contemporary Spanish-Mediterranean style property will have a mix of one-bedroom and two-bedroom units with an average of 934 square feet. Amenities will include a fitness center, business center, recreation room and a pool and spa. The total estimated cost of the development is $139 million with construction commencing in February 2009.

Additional information pertaining to the location of all development projects, related costs and construction timelines can be found on page S-9 in the Company’s Supplemental Financial Information package.

REDEVELOPMENT ACTIVITIES

The Company defines redevelopment communities as existing properties owned or recently acquired, which have been targeted for additional investment by the Company with the expectation of increased financial returns through property improvement.  Redevelopment communities typically have apartment units that are not available for rent and, as a result, may have less than stabilized operations.  As of March 31, 2008, the Company had ownership interests in 15 redevelopment communities aggregating 4,237 apartment units with estimated redevelopment costs of $146 million.

Planning, approval and other predevelopment activities continued at Foothill Commons, Woodland Commons, and Marina Cove.  At Marina Cove, roofing has been replaced and dryer additions are being installed as the Company awaits city approvals for enhancements to the leasing office and amenities.

Unit turns continued upon move out of the resident at The Montclaire, and consisted of standard and deluxe scopes.  In addition, the Company has expanded the exterior renovation scope to include re-siding certain buildings, new balcony railings, and window replacements for units adjacent to city streets.

Renovation of the leasing center and restoration of the entrance is substantially completed at The Renaissance Apartments, a 168-unit community owned by Fund II.  Interior of the units has been renovated with new appliances, granite countertops and cabinets, and updates to hallways and corridors throughout the community. The total project cost is $5.3 million with $4.0 million expended at the end of the quarter.

A summary of the major redevelopment projects can be found on page S-10 in the Company’s Supplemental Financial Information Package.

LIQUIDITY AND BALANCE SHEET

During the first quarter, the Company under its stock repurchase program repurchased and retired 143,400 shares of its common stock for approximately $13.7 million, at an average stock price of $95.64 per share.

In January 2008, the Company obtained a mortgage loan in the amount of $49.9 million secured by Mirabella, a community located in Marina Del Rey, California.  The loan has a fixed interest rate of 5.21%, which matures in January 2018.

In January 2008, the Company paid-off two mortgage loans aggregating $12.1 million secured by The Bluffs II, a community located in San Diego, California.  The loans for $7.3 million and $4.8 million had fixed interest rates of 7.49% and 6.89%, respectively.

In March 2008, the Company refinanced two mortgage loans aggregating $9.3 million with a combined weighted average interest rate of 7.0% secured by Brentwood, a community located in Santa Ana, California, into a $20.6 million loan with a fixed interest rate of 5.47%, which matures in March 2018.

During April 2008, the Company obtained a mortgage loan secured by Park Hill at Issaquah, a community located in Issaquah, Washington, in the amount of $31.5 million, with a fixed interest rate of 5.55%, which matures in April 2018.  In conjunction with this transaction, the Company settled a $30 million forward-starting swap for a $1.7 million payment to the counterparty.  The amortization of the settlement of the swap increases the effective interest rate on the mortgage loan to 6.1%.

GUIDANCE

The Company tightens its previous full year 2008 FFO Guidance to a range of $5.90 to $6.15 per diluted share, and its full year 2008 Earnings per Share (“EPS”) guidance of $1.85 to $2.10 per diluted share.

CONFERENCE CALL WITH MANAGEMENT

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, May 1, 2008, at 9:00 a.m. PDT – 12:00 p.m. EDT, which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (888) 679-8037 and entering the passcode #41894200.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the first quarter earnings link. To access the replay digitally, dial (888) 286-8010 using the passcode, 38539231. If you are unable to access the information via the Company’s Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

CORPORATE PROFILE

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. Essex currently has ownership interests in 133 apartment communities (26,963 units), and has 1,658 units in active development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

FUNDS FROM OPERATIONS RECONCILIATION

Funds from Operations, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITS for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pad dividends.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to Essex’s calculation.

The following table sets forth the Company’s calculation of FFO for the three months ended March 31, 2008 and 2007.

	Three Months Ended March 31,
Funds from operations	2008	2007
Net income available to common stockholders	$15,704	$35,303
Adjustments:
Depreciation and amortization	27,734	21,718
Gains not included in FFO	-	(14,040)
Minority interests and co-investments	2,427	2,406
Funds from operations	$45,865	$45,387

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements under the caption “Guidance” with respect to, 2008 FFO per share and 2008 earnings per share, and statements and estimates set forth on pages S-9 and S-10 of the Company’s Financial Supplemental Information Package regarding anticipated timing of the construction start, construction completion, initial occupancy, and stabilization of property developments and redevelopments and the anticipated costs of property developments and redevelopments, and statements regarding the projects and anticipated costs of the Company’s development pipeline.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2007.

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